Exhibit 5





February 16, 1999


WPI Group, Inc.
1155 Elm Street
Manchester, NH 03101


Ladies and Gentlemen:

     You have requested my opinion as to certain matters concerning shares of WPI Group, Inc. common stock with respect to which you are filing a Registration Statement on Form S-8 with the Securities and Exchange Commission ("Registration Statement"). The aforesaid shares are to be issued pursuant to the registration of 850,000 shares of WPI Group, Inc. common stock issuable under certain nonstatutory stock options granted to directors and consultants by WPI Group, Inc. Nonstatutory Stock Option Agreements are included as Exhibits 99.1 to 99.10 to the Registration Statement.

     I have examined such corporate documents and made such investigation of matters of fact in law as I deemed necessary to the rendition of this opinion. I have assumed that there will be no material changes in the documents examined and the matters investigated and that there will be unauthorized but unissued shares available for issue in sufficient amounts at the time that any Shares are issued. Based upon such examinations and investigations, and upon those assumptions, I am of the opinion that the Shares, when issued in accordance with the Plans, will be duly authorized, legally issued, fully paid and non-assessable.

     I consent to the filing of this letter as an exhibit to the Registration Statement and to all references to me in the Registration Statement.


                              Very truly yours,

                              /s/ Michael B. Tule
                              Michael B. Tule
                              Vice President, General Counsel
                              and Secretary

MBT/lmr